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                                                                       Exhibit 1


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CUSIP NO. G36738105                  13D              PAGE 11 OF 11 PAGES
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                             JOINT FILING AGREEMENT

THIS JOINT FILING AGREEMENT (this "Agreement") is made and entered into as of this 30th day of August, 2001, by and among Fatima Abu-Ghazaleh, Nariman Abu-Ghazaleh, Maha Abu-Ghazaleh, Wafa Abu-Ghazaleh and Hanan Abu-Ghazaleh, each a citizen of Jordan.

Fatima Abu-Ghazaleh, Nariman Abu-Ghazaleh, Maha Abu-Ghazaleh, Wafa Abu-Ghazaleh and Hanan Abu-Ghazaleh hereby agree to prepare jointly and file timely (or otherwise to deliver as appropriate) all Statements on Schedule 13D and Schedule 13G or amendments thereto ("Filings") required to be filed by them pursuant to
Section 13(d) or 13(g) under the Securities Exchange Act of 1934, as amended, with respect to their respective ownership of shares of ordinary shares, $.01 par value, of Fresh Del Monte Produce Inc. and each of them mutually covenants to the other that it will fully cooperate with each other in the preparation and timely filing (and other delivery) of all such Filings.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.


    /s/ Fatima Abu-Ghazaleh                      /s/ Nariman Abu-Ghazaleh
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      Fatima Abu-Ghazaleh                          Nariman Abu-Ghazaleh


     /s/ Maha Abu-Ghazaleh                        /s/ Wafa Abu-Ghazaleh
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       Maha Abu-Ghazaleh                            Wafa Abu-Ghazaleh


     /s/ Hanan Abu-Ghazaleh
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       Hanan Abu-Ghazaleh